EXHIBIT 99.1

       WorldCom Issues October 2002 Operating Results

CLINTON, Miss., December 26, 2002 - WorldCom, Inc. today filed its October
2002 Monthly Operating Report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of October 2002, WorldCom recorded $2.3 billion in revenue, $300 million in earnings before interest, taxes depreciation and amortization (EBITDA) and a net loss from continuing operations of $205 million. WorldCom's capital expenditures for the month were approximately $53 million, including $22 million for property and equipment and $31 million for related software.

WorldCom ended October with approximately $2.1 billion in cash on hand, an increase of $600 million from the beginning of the month with approximately half of the increase the result of non-recurring receivables collections.

The financial results discussed in this release and the October 2002 Monthly Operating Report exclude the results of Embratel. However, this Monthly Operating Report includes a supplemental schedule that reflects WorldCom's consolidated Statement of Operations for the third quarter of 2002 ended September 30, 2002, which includes Embratel results. Until WorldCom completes a thorough balance sheet evaluation, including reviews of goodwill, property and equipment, accrual balances and allowances for doubtful accounts, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on WorldCom's Restructuring Information Desk at www.worldcom.com.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, WorldCom believes when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.

ABOUT WORLDCOM, INC.
WorldCom, Inc. (WCOEQ, MCWEQ) is a pre-eminent global communications provider for the digital generation, operating in more than 65 countries. With one of the most expansive, wholly-owned IP networks in the world, WorldCom provides innovative data and Internet services for businesses to communicate in today's market. In April 2002, WorldCom launched The Neighborhood built by MCI - the industry's first truly any-distance, all-inclusive local and long-distance offering to consumers for one fixed monthly price. For more information, go to http://www.worldcom.com.

FORWARD-LOOKING STATEMENTS
This document includes certain "forward-looking statements" within the meaning of the Private


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Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatements of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and; our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.


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